EXHIBIT 99

For immediate release                    Contact: Brian McGlynn
September 24, 1998                                 212-573-2051

          PFIZER TO PURCHASE UP TO $5-BILLION WORTH OF COMMON STOCK

NEW YORK, Sept. 24 -- The Board of Directors of Pfizer Inc today authorized the company to purchase up to $5 billion worth of its currently issued stock. The company said it expects purchases will be made from time to time during the next two years in the open market or in privately negotiated transactions. Common stock acquired through this program will be available for general corporate purposes. As of July 31, Pfizer had 1,307 million shares of common stock outstanding.

Since 1991, Pfizer has announced and successfully completed four stock purchase programs. Under the most recent program, just completed, Pfizer purchased more than 26 million shares at a total cost of $2 billion.

"These programs demonstrate our confidence in our commercially available products and research candidates," said William C. Steere, Jr., chairman and chief executive officer. "In addition, as we have said before, the excellent acceptance of our innovative products has made it possible for us to fully fund research and development while further bolstering our commercial infrastructure to take full advantage of our collaborations and our own R&D programs."

Pfizer Inc is a research-based, global pharmaceutical company that discovers, develops and markets innovative medicines for humans and animals. The company reported sales of about $12.5 billion for 1997.

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